Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Numbers 333- 212888, 333-183339, 333-166978, 333-151079, 333-135126, and 333-145843) on Form S-8 of our report dated March 9, 2018, relating to the consolidated financial statements of Mercury Parent, LLC and its subsidiaries as of and for the year ended December 31, 2017 included in the Annual Report on Form 10-K of The Providence Service Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

March 9, 2018